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                                                                   Exhibit 99(B)



April 27, 2000


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: Actuarial Opinion on Illustrations Contained in Post-Effective Amendment No. 1 to a Registration Statement on Form S-6 (File No. 333-82449) (the "Amendment")

Dear Sirs:

This opinion is furnished in connection with the above-referenced Amendment under the Securities Act of 1933, as amended, describing a modified single premium variable life insurance policy (the "Policy") that is offered and sold by The Manufacturers Life Insurance Company of America.

The hypothetical illustrations of death benefits, Policy values and surrender values used in this Amendment are consistent with the provisions of the Policy and the Company's administrative procedures. The rate structure of the Policy has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear disproportionately more favorable to a prospective purchaser of the Policy for the age and risk class illustrated than for any other prospective purchaser. The particular illustrations shown are for a commonly used risk class and for premium amounts and ages appropriate to the markets in which the Policy is sold.


I hereby consent to the use of this opinion as an exhibit to the Amendment.


Sincerely,

/s/Brian Koop, FSA, MAAA

Brian Koop, FSA, MAAA
Actuary